Exhibit 99.1

Harrington West Financial Group, Inc. Announces the Appointment of Mr. Leigh
        Sherman as Chief Retail Banking and Marketing Officer

    SOLVANG, Calif.--(BUSINESS WIRE)--Nov. 15, 2007--Harrington West Financial Group, Inc. (Nasdaq: HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, today announced that it had appointed Mr. Leigh Sherman as Chief Retail Banking and Marketing Officer, reporting to Craig J. Cerny, Chairman and Chief Executive Officer. In his expanded role, Mr. Sherman will be responsible for HWFG's retail banking centers in all markets and the development of core deposits, consumer loans, and banking fee income through this distribution channel and HWFG's internet bank. He will also lead all bank-related marketing efforts and coordinate them between business banking and the retail platform. Reporting to Mr. Sherman are Regional Retail Banking and Business Development, Marketing, and Consumer Lending from a business development standpoint.

    Mr. Sherman was hired by HWFG in August 2007 as the Internet Banking Manager to enhance the Company's internet banking information, functionality, and its marketing and transactional capabilities. This project will be substantially completed by the March 2008 quarter, and Mr. Sherman will continue to manage the internet banking channel within his expanded role.

    Mr. Sherman has an extensive background in retail banking, sales management, marketing, and internet banking. With over 25 years of bank marketing experience, Mr. Sherman has demonstrated the consistent ability to improve core deposit development, cross sell ratios, internet banking sales, and consumer lending.

    In commenting on the appointment, Craig J. Cerny, Chairman and CEO, stated, "We are very excited about Leigh's promotion to Chief Retail Banking and Marketing Officer and honored to have an individual with his broad management, sales, and marketing skills in our organization. Leigh's proven success in these disciplines will greatly enhance our efforts to profitably develop our core banking franchise."

    Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 16 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $191.1 million in assets under management or custody.

    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 480-596-6555
             For share transfer information contact:
             Lisa Watkins, 805-688-6644